For More Information:
Mathew T. Murtha
Senior Vice President
Phone: 585.786.7611
Email: mtmurtha@five-starbank.com

FOR IMMEDIATE RELEASE

Financial Institutions’ Board of Directors Elects Jack Benjamin
as Chairman of the Board

WARSAW, N.Y., May 7, 2010 — Financial Institutions, Inc. (NASDAQ: FISI) (“FII”), the parent company of Five Star Bank, announced that its board of directors elected Jack Benjamin as Chairman of the Board at its annual organizational meeting, effective immediately. Mr. Benjamin has served on the boards of Financial Institutions, Inc. and Five Star Bank since 2002 and 2005, respectively.

As chairman of the board, Mr. Benjamin will be responsible for overseeing the activities of the boards of Financial Institutions, Inc. and Five Star Bank. Benjamin will serve a key role in strategic planning and execution with the bank’s Executive Management Team, as well as management evaluation and succession.

“Jack has served Five Star Bank board of directors tirelessly for years,” said Peter G. Humphrey, FII and Five Star Bank president and CEO. “His wealth of business acumen and community service has been a valuable asset for Five Star Bank and Financial Institutions, Inc., and I very much look forward to continuing to work with Jack in his new role.”

“I highly value the confidence that the board has expressed by electing me Chairman and I very much look forward to working with them in developing policy and continuing to ensure the Strategic Plan is successfully achieved,” said Jack Benjamin. “I also look forward to working with Mr. Humphrey and his Executive Management Team as they continue to expand their market activities at Five Star Bank.”

Mr. Benjamin is a native of Horseheads, New York and a graduate of the State University College at Brockport with a degree in Economics and Geography, as well as a Masters degree from Alfred University in Professional Studies. Benjamin is the President of Three Rivers Development Corporation in Corning, NY where he has been employed since 1973.

Mr. Benjamin is a very active community member, serving on numerous boards including: Corning Hospital – director; Alfred Technology Resources – director; Guthrie Healthcare Systems – Board of Trustees; Regional Economic Development and Energy Corp. – Chairman; Pipeline 4 Progress – Steering Committee member; Corning area Chamber of Commerce – past President and Chair, Government Affairs Committee; NYS Economic Development Council – member; New York State Planning Federation – director; and Appleridge Development Corporation – Chairman.

He is the recipient of various service awards including the 2007 Five Rivers Council Boy Scouts Distinguished Citizen of the Year.

ABOUT FINANCIAL INSTITUTIONS, INC.

With approximately $2.2 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The consolidated entity employs over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements, which include the effectiveness of its consolidation, the credit environment, the competitive environment and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.